Exhibit 99.1

PRESS RELEASE	Betzdorf/The Hague, December 14th, 2005

SES GLOBAL TO ACQUIRE NEW SKIES SATELLITES

Compelling strategic fit, complementary satellite fleets, important synergies —

Transaction to strengthen SES’ industry leadership

   SES GLOBAL S.A. (Euronext Paris and Luxembourg Stock Exchange: SESG) and New Skies Satellites Holdings Ltd. (NYSE:  NSE) announced today that they have entered into a binding agreement pursuant to which SES GLOBAL will acquire 100% of New Skies by way of a merger under Bermudian law (an amalgamation). SES GLOBAL will acquire New Skies for US$ 22.52 per share in cash.  Existing options will be cancelled for a payment equal to the difference between US$ 22.52 per share and the exercise price. The total payment for the equity of New Skies will be US$ 760 million. At closing, New Skies is expected to have approximately US$ 400 million of net indebtedness under its credit facility, Floating Rate Senior Notes and Senior Subordinated Notes. SES will re-finance the existing bank debt of New Skies and may leave the Floating Rate Senior Notes and Senior Subordinated Notes of New Skies outstanding. The cash-only transaction thus values New Skies at an enterprise value at closing of US$ 1.160 billion. As part of the agreement, New Skies has agreed to terminate its quarterly dividend program after the declaration and payment of its 2005 fourth quarter dividend.

   New Skies, a Bermudian company with its main operating subsidiary headquartered in The Hague, The Netherlands, is the world’s fifth largest satellite operator based on transponder capacity, with five spacecraft positioned at strategic orbital locations around the globe and an additional satellite due for launch in 2006.  For the twelve months ended September 30, 2005, New Skies generated revenues of US$ 232.9 million.

   With its complementary satellite fleet, New Skies offers a compelling strategic fit to SES GLOBAL, whose ASTRA and AMERICOM spacecraft are optimized to provide satellite services over Europe and North America. The integration of New Skies’ satellite assets will notably extend SES’ presence in India, the Middle East and Africa as well as in Latin America, allowing SES better to meet its customers’ requirements for global service offerings.  In addition, New Skies’ customers will benefit from the expansion capacity, redundancy and broad service offerings provided by the larger SES fleet and organization.

   New Skies’ existing business mix also enhances SES’ video-centric core business by strengthening its video, data and government segments. In the government services market, New Skies’ position as a satellite capacity provider to a range of government customers is a strong complement to the comprehensive capabilities of SES’ AMERICOM Government Services in this important and fast-growing market.  The transaction will allow SES to reduce its reliance on third-party capacity for government services in certain regions of the world and, moreover, allow for synergies with respect to operating expenses across the business more broadly.

   Romain Bausch, President and CEO of SES GLOBAL, stated: “New Skies is poised to become SES’ third satellite infrastructure pillar, alongside ASTRA in Europe and AMERICOM in North America and complementing SES’ existing participations in Asia and Latin America. New Skies’ fleet considerably strengthens our ability to provide satellite infrastructure and services in geographic regions and business segments with high growth rates. Furthermore, this acquisition provides SES with an existing cable neighborhood in Latin America and will facilitate the further development of SES’ government services. With its state-of-the-art satellite fleet, blue chip customer base, strong growth profile, and experienced management team and highly skilled employees, we are pleased to welcome New Skies to SES.  This acquisition is accretive to earnings and increases our leverage to targeted levels, while adding EBITDA. It therefore immediately increases shareholder value.”

Dan Goldberg, chief executive officer of New Skies, said:  “We are delighted to be entering into this agreement with SES, an agreement that serves the best interests of our shareholders, customers, employees and suppliers.  As the leader in the commercial satellite sector, SES has a global satellite fleet and other financial and strategic resources that can be leveraged for the benefit of New Skies’ diverse and growing customer base.  This agreement also provides significant value for our shareholders, representing a 10% premium to the closing price on August 18, 2005 (which is the last closing price prior to market speculation about the sale of the Company), a 10% premium to the volume weighted average share price since the Company’s IPO, and a 36% premium to the IPO listing price just seven months ago.  The Board of Directors of New Skies has unanimously approved the transaction and recommends that the Company’s shareholders approve it.”

   The New Skies satellites are:

— NSS-7 at 22.0° West, a high-capacity satellite featuring 97 transponders and 11 C- and Ku-band beams interconnecting the Americas, Europe, Africa and the Middle East. This spacecraft was launched in April 2002 with an expected End of Life (EOL) of 2015.

— NSS-6 at 95.0° East, another high-capacity satellite (60 transponders) with 6 Ku-band beams interconnecting Europe, Africa, the Middle East, the Indian subcontinent, Asia and Australia. This spacecraft was launched in December 2002 with an EOL of 2019.

— NSS-806 at 40.5° West, a satellite with 36 C-band and 6 Ku-band transponders, was launched in February 1998. This spacecraft is used principally for Direct-To-Cable services in the Americas with an expected EOL of 2016.

— NSS-5 at 177.0° West, a Pacific Ocean satellite featuring 55 C-band and 12 Ku-band transponders, was launched in September 1997 with an expected EOL of 2015.

— NSS-703 at 57.0° East, a spacecraft with 38 C-band and 20-Ku-band transponders was launched in October 1994. This satellite’s expected EOL is 2009 and will be replaced by NSS-8, scheduled for launch next year.

   In addition, NSS-8 is currently under construction by Boeing Satellite Systems International, Inc. in the United States and slated for launch aboard a SeaLaunch launch vehicle in the second half of 2006 to 57.0° East, replacing NSS-703 with increased performance and coverage. NSS-8 will feature 92 transponders with 9 C- and Ku-band beams interconnecting Europe, Africa, the Middle East, India and Asia. The planned EOL for NSS-8 is 2020.

The transaction is conditional upon New Skies Satellites Holdings Ltd. shareholder approval, customary closing conditions, and clearances from relevant regulatory agencies, including the U.S. Federal Communications Commission. It is anticipated that the transaction will close in approximately six months.  Shareholders owning approximately 55% of New Skies’ shares have agreed to vote in favour of the transaction.

Goldman, Sachs & Co. served as financial advisor to New Skies and Simpson Thacher & Bartlett LLP, NautaDutilh N.V., Willkie Farr & Gallagher LLP and Appleby Spurling Hunter served as its legal advisors. Gibson Dunn & Crutcher LLP, Hogan & Hartson LLP, Stibbe N.V., Jones Day and Conyers Dill and Pearman served as SES’ legal advisors.

PRESS / ANALYST TELECONFERENCES today 14 December 2005

A press call to discuss the transaction will be hosted today at 11.00 Betzdorf/The Hague time. Journalists are requested to call: +44 208 901 6964 five minutes prior to this time.

SES GLOBAL will host a call for investors and analysts today at 15.00 Betzdorf time/09.00 EST. Participants are requested to call: +44 208 901 6994 five minutes prior to this time. A replay will be available for 8 days on our website: www.ses-global.com

New Skies will hold a conference call for investors and analysts today at 17.30 The Hague time/11.30 EST. To listen in please dial + 1 617 213 8900, or US Toll Free dial +1 866 543 6411, passcode “New Skies Satellites”.

The call will also be webcast live on the New Skies website at:

http://www.newskies.com/investors.htm

The conference call will be available for replay, 24 hours a day for the subsequent 5 working days and will also be archived on the New Skies’ website.  The dial-in number for the replay is +1 617 801 6888 or US Toll Free +1 888 286 8010. Passcode: 26625938

   For further information please contact:

Mark Roberts	Yves Feltes
Investor Relations	Press Relations
Tel. +352 710 725 490	Tel. +352 710 725 311
Mark.Roberts@ses-global.com	Yves.Feltes@ses-global.com

Boris Djordjevic	Melanie Dickie
Investor Relations	Communications
Tel: +31 70 306 4183	Tel: +31 70 306 4189
bdjordjevic@newskies.com	Mobile: +31 6 250 733 01
Melanie.Dickie@newskies.com

Forward-Looking Statements

The foregoing document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements relating to anticipated financial and operating results, management plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” “and other similar expressions.  Such statements are based upon the current beliefs and expectations of management and involve a number of significant risks and uncertainties.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results anticipated in these forward-looking statements.  The following factors, among others, could cause or contribute to such material differences:  (1) changes in general economic conditions; (2) the performance of financial markets and interest rates; (3) the inability to consummate the proposed transaction on the terms on which the parties have agreed, or at all, due to a number of factors, including, but not limited to, the failure to obtain the requisite governmental approvals on the proposed terms and schedule or the failure to obtain approval of the transaction from New Skies’ shareholders or the failure to satisfy any of the other conditions to consummation of the transaction; (4) disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; (5) the effects of increased competition; (6) delays or problems in the construction or launch of future satellites; (7) technical performance of in-orbit satellites and earth-based infrastructure; (8) increased competition and changes in technology and (9) legal and regulatory developments affecting the company’s business.  Additional factors that could cause New Skies’ results to differ materially from those described in the forward-looking statements are described in the company’s periodic filings with the U.S. Securities and

Exchange Commission (“SEC”), including but not limited to New Skies’ Registration Statement on Form S-1 (File No. 333-122322).  Copies of these filings are available at the SEC’s web site (http://www.sec.gov).

This announcement does not constitute or form part of, and should not be construed as, any offer for sale of, or solicitation of any offer to buy, any securities of SES GLOBAL S.A. (“SES GLOBAL”) nor should it or any part of it form the basis of, or be relied on in connection with, any contract or commitment whatsoever.

No representation or warranty, express or implied, is or will be made by SES GLOBAL, or its advisors or any other person as to the accuracy, completeness or fairness of the information or opinions contained in this announcement, and any reliance you place on them will be at your sole risk.  Without prejudice to the foregoing, none of SES GLOBAL or its advisors accepts any liability whatsoever for any loss howsoever arising, directly or indirectly, from use of this announcement or its contents or otherwise arising in connection therewith.

Additional Information About this Transaction

In connection with the proposed transaction, New Skies will be filing a proxy statement and relevant documents concerning the transaction with the SEC.  SHAREHOLDERS OF NEW SKIES ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  The proxy statement will be mailed to the shareholders of New Skies prior to the shareholders meeting.  In addition, investors and shareholders will be able to obtain free copies of the proxy statement, when it becomes available, and other documents filed by New Skies with the SEC, at the website maintained by the SEC at www.sec.gov.  These documents may also be accessed and downloaded for free from New Skies’ website at www.newskies.com or copies may be obtained, without charge, by directing a request to Boris Djordjevic, Investor Relations, New Skies Satellites, +31 70 306 4183 bdjordjevic@newskies.com.

New Skies and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of New Skies in connection with the proposed transaction.  Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of New Skies described above.  Information regarding New Skies’ directors and executive officers is also available in New Skies’ Registration Statement on Form S-1 (File No. 333-122322).  This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at New Skies as described above.

SES and New Skies may not be able to consummate the proposed transaction on the terms on which the parties have agreed, or at all, due to a number of factors, including, but not limited to, the failure to obtain the requisite governmental approvals or the failure to satisfy any other condition to consummation of the transaction.

About New Skies

New Skies Satellites is one of only four fixed satellite communications companies with global satellite coverage, offering data, video, Internet and voice communications services to a range of telecommunications carriers, broadcasters, large corporations, Internet service providers and government entities around the world. New Skies has five satellites in orbit, one spacecraft under construction (NSS-8) and ground facilities around the world. New Skies Satellites B.V. is the main operating subsidiary of the Hamilton, Bermuda based New Skies Satellites Holdings Ltd. (NYSE: NSE). New Skies Satellites B.V. is headquartered in The Hague, with offices in Hong Kong, New Delhi, Sao Paulo, Singapore, Sydney and Washington, D.C. Further information is available at www.newskies.com

About SES GLOBAL

SES GLOBAL (Euronext Paris, Luxembourg Stock Exchange: SESG) wholly owns two market-leading satellite operators, SES ASTRA in Europe, and SES AMERICOM in the US. The Company also holds strategic participations in AsiaSat in Asia, Star One and Nahuelsat in Latin America, and SES Sirius in Europe. Americom Government Services provides network solutions and bandwidth to the US government and its contractors. SES GLOBAL can provide outstanding satellite communications solutions via a fleet of 40 satellites across the globe. Additional information on SES GLOBAL is available at: www.ses-global.com